CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Reeds, Inc.

We consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 pertaining to the registration of 500,000 shares of common stock of Reeds, Inc. of our report dated March 26, 2015, relating to the financial statements of Reeds, Inc. as of December 31, 2014 which appear in Reeds, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission on March 26, 2015.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.

Los Angeles, California
April 17, 2015